Exhibit 99.1

Contact:	Peter W. Keegan Senior Vice President (212) 521-2950 Candace Leeds V.P. of Public Affairs (212) 521-2416 Joshua E. Kahn Investor Relations (212) 521-2788

FOR IMMEDIATE RELEASE

LOEWS CORPORATION REPORTS
NET INCOME FOR THE FIRST QUARTER OF 2005

NEW YORK, May 3, 2005—Loews Corporation (NYSE:LTR;CG) today reported consolidated net income (including both the Loews Group and Carolina Group) for the 2005 first quarter of $339.7 million, compared to $44.9 million in the 2004 first quarter. Income before net investment losses attributable to Loews common stock amounted to $308.0 million in the first quarter of 2005 compared to $310.8 million in the comparable 2004 quarter. Net income attributable to Loews common stock includes net investment losses of $14.8 million (after tax and minority interest), compared to losses of $300.3 million in the comparable 2004 quarter, which included an impairment loss of $368.3 million (after tax and minority interest) for CNA’s sale of its individual life insurance business.

The Company will restate its financial results for prior years to correct CNA’s accounting for several reinsurance contracts, primarily with a former affiliate, and CNA’s equity accounting for that affiliate. The Company will file a Form 10-K/A for 2004 reflecting the effects of the restatement, which will reduce shareholders’ equity as of December 31, 2004 by $27.3 million, or 0.2%.

Net income and earnings per share information attributable to Loews common stock and Carolina Group stock is summarized in the table below.

	Three Months Ended March 31,
(In millions, except per share data)	2005	2004
		(Restated)
Net income attributable to Loews common stock:
Income before net investment losses	$308.0	$310.8
Net investment losses (a)	(14.8)	(300.3)
Net income attributable to Loews common stock	293.2	10.5
Net income attributable to Carolina Group stock	46.5	34.4
Consolidated net income	$339.7	$44.9

Net income per share:
Loews common stock	$1.58	$0.06
Carolina Group stock	$0.68	$0.59

Book value per share of Loews common stock at: March 31, 2005	$66.44
December 31, 2004	$66.56

(a) Includes an impairment loss of $368.3 (after tax and minority interest) in 2004 related to CNA's sale of its individual life insurance business.

Net income attributable to Loews common stock for the first quarter of 2005 amounted to $293.2 million or $1.58 per share, compared to $10.5 million or $0.06 per share in the comparable period of the prior year.

Net income attributable to Carolina Group stock for the first quarter of 2005 was $46.5 million or $0.68 per Carolina Group share, compared to $34.4 million, or $0.59 per Carolina Group share in the first quarter of 2004. The Company is issuing a separate press release reporting the results of the Carolina Group for the quarter ended March 31, 2005.

Consolidated revenues in the first quarter of 2005 amounted to $3.7 billion, compared to $3.5 billion in the comparable 2004 quarter.

Financial Restatement

The Company will restate its financial results for prior years to correct CNA’s accounting for several reinsurance contracts, primarily with a former affiliate, and CNA’s equity accounting for that affiliate. The impact of this revised accounting results in a reduction to shareholders’ equity as of December 31, 2004 of $27.3 million, or 0.2%, and an increase in net income attributable to Loews common stock of $1.3 million, or $0.01 per Loews common share, for the three months ended March 31, 2004.

The Company will file a Form 10-K/A for 2004 reflecting the effects of the restatement as follows:

Restated Results as of and for the Year Ended December 31
	2004		2003		2002
	Previously		Previously		Previously
(In millions, except per share data)	Reported	Restated	Reported	Restated	Reported	Restated

Shareholders’ equity	$12,183.3	$12,156.0	$11,054.3	$11,023.0	$11,235.2	$11,191.8

Net income (loss) attributable to:
Loews common stock	$1,046.8	$1,050.8	$(725.9)	$(713.8)	$771.3	$786.2
Carolina Group stock	184.5	184.5	115.2	115.2	140.7	140.7
Total	$1,231.3	$1,235.3	$(610.7)	$(598.6)	$912.0	$926.9

Net income (loss) per share attributable to:
Loews common stock	$5.64	$5.66	$(3.91)	$(3.85)	$4.11	$4.19
Carolina Group stock	$3.15	$3.15	$2.76	$2.76	$3.50	$3.50

This restatement is based upon reconsideration of CNA’s accounting for its former equity interest in Accord Re Ltd. (“Accord”), and for several reinsurance contracts with Accord, but also includes two reinsurance agreements with unaffiliated parties that are immaterial in the aggregate. A subsidiary of The Continental Corporation (“TCC”) acquired a 49% ownership interest in Accord, a Bermuda company, in 1989 upon Accord’s formation. TCC also provided capital support to Accord through a guarantee from a TCC subsidiary. TCC was acquired by CNA in 1995.

Reinsurance relationships with Accord involved both property and casualty assumed reinsurance risks that were written by TCC subsidiaries and 100% ceded to Accord or reinsured from other cedents by Accord. Stop-loss protection in relation to those risks was obtained by Accord from a wholly owned TCC subsidiary.

All of CNA’s reinsurance agreements with Accord relating to property risks were commuted as of year-end 2001, leaving six reinsurance agreements with Accord relating to casualty risks outstanding at that time. As of March 31, 2005 CNA provides no capital support to and has no ownership interest in Accord. During the period of CNA’s minority ownership, Accord also maintained reinsurance relationships with reinsurers unaffiliated with CNA.

As previously reported CNA continues to respond to various subpoenas, interrogatories and other requests for information received from state and federal regulatory authorities relating to on-going insurance industry investigations of non-traditional insurance products, including finite reinsurance. As also previously reported, CNA agreed to undergo a state regulatory financial examination of the Continental Casualty Company and its insurance subsidiaries as of December 31, 2003. Such review includes examination of certain of the finite reinsurance contracts entered into by CNA and whether such contracts possess sufficient risk transfer characteristics necessary to qualify for accounting treatment as reinsurance. In the course of complying with these requests CNA conducted a comprehensive review of its finite reinsurance relationships, including contracts with Accord. It is possible that CNA’s analyses of or accounting treatment for other finite reinsurance contracts could be questioned or disputed in the context of the referenced state regulatory examination, and further restatements of the Company’s financial results are possible as a consequence, which could have a material adverse impact on the Company’s financial condition.

# # #

At March 31, 2005, the book value per share of Loews common stock was $66.44, compared to $66.56 at December 31, 2004. The decline in book value per share reflects reduced unrealized gains in CNA’s fixed maturities portfolio and dividends paid to shareholders offsetting net income for the first quarter of 2005.

At March 31, 2005, there were 185,637,349 shares of Loews common stock outstanding and 68,027,309 shares of Carolina Group stock outstanding. Depending on market and other conditions, the Company from time to time purchases shares of its, and its subsidiaries’, outstanding common stock in the open market or otherwise.

The Company has two classes of common stock, Carolina Group stock, a tracking stock intended to reflect the economic performance of a group of the Company’s assets and liabilities, called the Carolina Group, principally consisting of the Company’s subsidiary Lorillard, Inc. and Loews common stock, representing the economic performance of the Company’s remaining assets, including the interest in the Carolina Group not represented by Carolina Group stock. At March 31, 2005, the outstanding Carolina Group stock represents a 39.22% economic interest in the economic performance of the Carolina Group.

A conference call to discuss the first quarter results of Loews Corporation has been scheduled for 11:00 a.m. EDT, Tuesday, May 3, 2005. A live broadcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (877) 692-2592. An online replay will be available at the Company’s website following the call.

A conference call to discuss the first quarter results of CNA has been scheduled for 10:00 a.m. EDT, Tuesday, May 3, 2005. A live broadcast of the call will be available online at the CNA website (http://investors.cna.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (800) 478-6251. An online replay will be available at CNA’s website following the call.

FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company and CNA. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Financial Review

	Three Months Ended March 31,
	2005	2004 (e)
		(Restated)
	(Amounts in millions, except
	per share data)

Revenues:
Insurance premiums and net investment income (a)	$2,330.5	$2,246.5
Manufactured products (b)	834.2	808.2
Other	576.5	438.6
Total	3,741.2	3,493.3

Expenses:
Insurance claims & policyholders’ benefits	1,433.2	1,638.2
Cost of manufactured products sold (b)	505.7	487.5
Other	1,250.4	1,287.2
Total	3,189.3	3,412.9

	551.9	80.4

Income tax expense	177.3	46.2
Minority interest	34.9	(10.7)
Total	212.2	35.5

Net Income	$339.7	$44.9

Net income attributable to:
Loews common stock	$293.2	$10.5
Carolina Group stock (c)	46.5	34.4
	$339.7	$44.9

Net income per share of Loews common stock (d):	$1.58	$0.06

Net income per share of Carolina Group stock (d)	$0.68	$0.59

Weighted number of shares outstanding:
Loews common stock	185.61	185.47
Carolina Group stock	68.00	57.97

(a)	Includes investment losses of $22.8 and $452.0 (including an impairment loss of $565.9 in 2004 related to CNA’s sale of its individual life insurance business) for the respective periods.
(b)	Includes excise taxes of $156.2 and $156.1 paid on sales of manufactured products for the respective periods.
(c)	Represents 39.20% and 33.43% of the economic interest in the Carolina Group for the respective periods.
(d)
Earnings per common share-assuming dilution is not presented because securities that could potentially dilute basic earnings per common share in the future would have been insignificant or antidilutive for the periods presented.

(e)	Restated to correct CNA’s accounting for several reinsurance contracts, primarily with a former affiliate, and CNA’s equity accounting for that affiliate.

Loews Corporation and Subsidiaries
Additional Financial Information

	Three Months Ended March 31,
	2005	2004 (g)
		(Restated)
	(In millions)

Revenues:
CNA Financial	$2,383.8	$2,724.7
Lorillard (a)	808.3	775.7
Boardwalk Pipelines	151.3	86.0
Diamond Offshore	264.7	185.9
Loews Hotels	92.1	80.7
Investment income-net and other (b)	63.8	92.3
	3,764.0	3,945.3

Investment (losses) gains:
CNA Financial (c)	(16.7)	(455.0)
Corporate and other	(6.1)	3.0
	(22.8)	(452.0)
Total	$3,741.2	$3,493.3

Income Before taxes:
CNA Financial	$264.4	$291.3
Lorillard (e)	154.9	152.4
Boardwalk Pipelines	62.8	43.1
Diamond Offshore	43.0	(16.1)
Loews Hotels	21.3	11.3
Investment income-net and other (b) (d)	(48.5)	(6.0)
	497.9	476.0

Investment (losses) gains:
CNA Financial (c)	(16.7)	(455.0)
Corporate and other	(5.4)	3.0
	(22.1)	(452.0)

Loews common stock	475.8	24.0
Carolina Group stock (f)	76.1	56.4
Total	$551.9	$80.4

Net Income:
CNA Financial	$180.0	$195.5
Lorillard (e)	94.7	93.0
Boardwalk Pipelines	37.9	26.0
Diamond Offshore	14.2	(6.9)
Loews Hotels	13.2	6.9
Investment income-net and other (b) (d)	(32.0)	(3.7)
	308.0	310.8

Investment (losses) gains:
CNA Financial (c)	(11.7)	(302.2)
Corporate and other	(3.1)	1.9
	(14.8)	(300.3)

Loews common stock	293.2	10.5
Carolina Group stock (f)	46.5	34.4
Total	$339.7	$44.9

(a)	Includes excise taxes of $156.2 and $156.1 paid on sales of manufactured products for the respective periods.
(b)	Consists primarily of corporate investment income, interest expenses, the operations of Bulova Corporation, equity earnings of Majestic Shipping Corporation and other unallocated expenses.
(c)	Includes an impairment loss of $565.9 ($368.3 after tax and minority interest) related to CNA’s sale of its individual life insurance business for the three months ended March 31, 2004.
(d)
Includes additional interest expense of $35.5 and $17.0 ($23.1 and $11.1 after taxes) related to charges from the early redemption of the Company’s long-term debt for the three months ended March 31, 2005 and 2004, respectively.

(e)	The Loews Group’s intergroup interest in the earnings of the Carolina Group declined from 66.57% in 2004 to 60.80% in 2005 due to the sale of Carolina Group stock by Loews in December of 2004.
(f)	Represents 39.20% and 33.43% of the economic interest in the Carolina Group for the respective periods.
(g)	Restated to correct CNA’s accounting for several reinsurance contracts, primarily with a former affiliate, and CNA’s equity accounting for that affiliate.